Exhibit 10.25

April 4,2022

Colleen Batcheler

Dear Colleen:

I am very pleased to confirm our offer of employment with The Hertz Corporation (the “Company” or “Hertz”) for the position of Executive Vice President and General Counsel & Secretary. This position will report directly to Stephen Scherr, Chief Executive Officer, and will be based out of Estero, FL starting on May 16, 2022. Your base salary, paid on a bi-weekly basis, will be $23,076.93 which equates to an annualized salary of $600,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement.

You are eligible to participate in the Hertz Executive Incentive Plan which provides for a target payment of 100% of your eligible earnings. Your 2022 target award will be prorated for actual time worked. Actual payout is contingent upon the Company’s performance and your individual performance. Details of this plan will be provided to you upon commencement of your employment. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

In consideration of the bonus payments and 2022 equity awards you are forfeiting with your former employer, you will be awarded a one-time cash sign on award in the gross amount of $1,075,000 less applicable taxes payable within 60 days of employment. Should you voluntarily end your employment or be terminated for cause within twenty-four months of your start date, you will be required to pay back a pro-rata amount of this award. In consideration of the forfeiture of your future equity vesting, we will grant a one-time award in the form of Restricted Stock Units (RSUs) in the amount of $3,500,000 at the beginning of the quarter following the commencement of your employment with Hertz. The number of shares you receive will depend on the Hertz stock price on the day of the grant. 70% of this award will vest on the one-year anniversary following the grant date, 30% of this award with vest on the two-year anniversary of this grant.

You will also be eligible for annual equity awards. Your annual equity target is $1,800,000, and your 2022 annual equity grant will be pro-rata based on your start date with Hertz. Your 2022 award will be issued at the start of the quarter following the commencement of your employment with Hertz. Equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Grants are made in accordance with the Company’s Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover.

You will be eligible for a company provided vehicle for your personal and professional use. The service vehicle policy and vehicle choice guidance will be provided to you upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle, every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will be eligible for four weeks’ vacation per the terms and conditions of The Hertz Corporation vacation policy.

You are eligible for relocation assistance in the net value of $100,000 plus movement of your household goods. The relocation assistance payment will be made as soon as possible once your permanent relocation to the Estero, FL area begins. You will be provided with a corporate apartment in Estero, FL for up to 6 months prior to your relocation plus associated regular travel expenses through our Corporate T&E policy. The intent of providing relocation assistance and a corporate apartment is to enable you to spend most of the workweek in Estero, FL. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position, you will be required to reimburse the Company for 100% of the amount of the expenditures regarding your relocation if you leave in the first year and 50% if you leave in the second year after receiving the relocation benefits. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Execution of this agreement will be required prior to receiving any relocation reimbursement.

Hertz provides you with the opportunity to participate in our Custom Benefits Program. This benefits program offers you numerous coverage options for:

Medical        Accidental Death and Dismemberment
Dental        Disability
Vision        Dependent Care Flexible Spending Account
Life Insurance        Health Care Flexible Spending Account
Dependent Life Insurance

You choose when you want coverage to begin:
Standard benefits coverage begins the first day of the month following sixty (60) consecutive days of employment.
Day One Coverage begins on day one – your date of hire. If you choose to elect Day One Coverage, you can enroll in medical, dental, and vision coverage and you’ll pay 100% of the premiums until the Hertz premium subsidy starts on the first day of the month following 60 days of employment.
Go to HertzBenefits.com to Get Connected and learn more. You can find videos, FAQs, an enrollment calculator, and more.

Additionally, you’re eligible to contribute to the Hertz Income Savings Plan (401k) on the first day of the month following 60 days of employment. In accordance with the Plan document, Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. The Company match starts when you’re eligible to contribute to the 401(k), and you’re always 100% vested in the contributions you or the Company make to the Plan, and any related investment earnings.

It is also a fundamental term and condition of your employment that:

(i)You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii)You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii)You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv)During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v)You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vi)You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company and will be returned to the Company upon the end of your employment with the Company.

(vii)You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii)You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida State Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The foregoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representation and warranty.

In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, after six months of employment, then you may be eligible to receive a severance payment from Hertz based on our severance policy.

Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. Your Human Resources contact is Jennifer McClain.

Sincerely,

By:	/s/ ERIC LEEF April 4, 2022
Name:	Eric Leef
Title:	Chief Human Resources Officer

ACCEPTANCE

I, Colleen Batcheler, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

By:	/s/ COLLEEN BATCHELER April 4, 2022
Name:	Colleen Batcheler